Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Troy-Ikoda Limited and of references to RPS Troy-Ikoda Limited and to the inclusion of and references to our report, or information contained therein, dated 28th February 2005, prepared for ATP Oil & Gas (UK) Limited in the ATP Oil & Gas Corporation annual report on Form 10-K for the year ended 31st December 2004, and the incorporation by reference to the report prepared by Troy-Ikoda Limited into ATP Oil & Gas Corporation’s previously filed Registration Forms S-3 (Nos. 333-105699 and 333-121662) and on Form S-8 (No. 333-60762).

RPS Troy-Ikoda Limited

29 March 2005